UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
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SGX Pharmaceuticals, Inc.

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Filed by SGX Pharmaceuticals, Inc. pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended.
On July 8, 2008, at 2:00 p.m. PST, the registrant held a conference call to discuss its pending merger transaction, which is subject to stockholder approval. A transcript of the conference call is included below.

C O R P O R A T E P A R T I C I P A N T S
Bonnie Feldman
SGX Pharmaceuticals — Senior Director, IR
Mike Grey
SGX Pharmaceuticals — President and CEO
Todd Myers
SGX Pharmaceuticals — CFO
C O N F E R E N C E C A L L P A R T I C I P A N T S
Glen Gechlik
Needham & Company — Analyst
George Zavoico
Cantor Fitzgerald — Analyst
Nathan Fischel
Dafna Capital — Analyst
P R E S E N T A T I O N
Operator
Good day, ladies and gentlemen and welcome to SGX Pharmaceuticals Conference Call to discuss today’s press release. At this time, all participants are in listen-only mode. Later, we will hold a question-and-answer session, and I’ll give you more instructions at that time. (OPERATOR INSTRUCTIONS).
As a reminder, ladies and gentlemen, this conference call is being recorded. An audio replay of this call will be available for seven days. Access numbers for the replay can be found in the press release issued by the Company earlier this afternoon. I would like to introduce your host for today’s call, Bonnie Feldman, Senior Director of Investor Relations and Corporate Communications. Please go ahead, Bonnie.
Bonnie Feldman - SGX Pharmaceuticals — Senior Director, IR
Good afternoon. Thank you for joining us today. I am Bonnie Feldman, Senior Director of Investor Relations at SGX Pharmaceuticals.
Today, SGX Pharmaceuticals issued a press release announcing the proposed sale of the Company to Eli Lilly in an all-cash merger transaction. And we have posted this release on our website at www.sgxpharma.com.
Before getting started, I must remind you that the news release and the conference call contain certain statements that are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements, including statements about the expected closing and potential results of the merger are only predictions based on current information and expectations and involve a number of risks and uncertainties.
Actual events or results may differ materially from those projected in any of these statements due to various factors, including risk that the conditions of the merger will not be satisfied or the merger will otherwise not be completed and the risks and uncertainties inherent in drug discovery, development, and commercialization, collaborations with others, competition, and litigation. These and other risk factors are discussed in SGX Pharmaceuticals’ annual and quarterly reports as well as other filings with the Securities and Exchange Commission.
You are cautioned not to place undo reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and SGX undertakes no obligation to revise or update the news release or the matters discussed on this conference call to reflect events or circumstances after the date hereof.
You should be aware that SGX intends to file with the SEC a preliminary proxy statement and a definitive proxy statement and other materials in connection with the merger. The definitive proxy statement will be sent to SGX stockholders. Before making any voting or investment decision with respect to the merger, investors and stockholders of SGX are urged to read the proxy statement and the other relevant materials carefully in their entirety when they become available because they will contain important information about the merger. The proxy statement and other relevant materials and other documents filed by SGX with the SEC may be obtained when they are available free of charge at the SEC’s website at www.sec.gov or by going to SGX’s Investor Relations page or on its corporate website at www.sgxpharma.com or directing a written request to SGX at 10505 Roselle Street, San Diego, CA 92121, Attention Todd Myers.
SGX Pharmaceuticals and its directors and executive officers may be deemed to be participants in the solicitation of proxies from SGX stockholders in connection with the merger. These directors and executive officers may have interests in the merger which are different from the interests of SGX stockholders generally. Additional information regarding the merger, including the interests of the directors and executive officers of SGX Pharmaceuticals will be contained in the proxy statements that SGX Pharmaceuticals intends to file with the SEC.
Participating in today’s call are Mike Grey, the Chief Executive Officer, and Todd Myers, the CFO.
Mike Grey - SGX Pharmaceuticals — President and CEO
Thanks, Bonnie. Good afternoon, and thanks for joining us. I’ll make a brief statement and then open it up to questions from you. Today, SGX Pharmaceuticals and Eli Lilly announced the signing of a definitive merger agreement providing for the acquisition of SGX in an all-cash transaction for $3 per share. The total purchase price is approximately $64 million.
The transaction has been unanimously approved by the Board of Directors of both companies. The management and Board of SGX strongly support the combination with Eli Lilly, a global leader in healthcare. We believe that this strategic alternative provides an excellent opportunity to realize the full potential of our pipeline and platform. Importantly, the combination provides our stockholders with attractive financial terms.
Those of you listening to this conference call who are invested in SGX or have followed the Company’s progress over the years know that SGX has evolved from a platform-technology organization to a drug discovery and development company. We’re all aware that drug discovery and development is a high-risk business and the rate of attrition is high.
Following the setback we encountered in our MET program earlier this year, SGX considered a number of strategic alternatives, including intensive partnering activities, standalone financing alternatives, and pursuing potential M&A opportunities. Over the last several months, as we’ve publicly discussed, we’ve been pursuing partner activities to support the future development of our program. In parallel, we also have had a number of M&A discussions. And the proposed transaction with Lilly resulted from these activities.
We had M&A discussions with a number of companies in addition to Lilly. And the SGX Board of Directors evaluated a number of alternatives to a transaction with Lilly. Overall, our Board of Directors determined that the Lilly offer was superior to other potential transactions for a number of reasons, including price, form of consideration, and the certainty of closing a transaction, among other things.
Taking into account a number of factors, including the terms of the offer from Lilly, the experience we have from working with

Lilly, risks and challenges inherent in a drug discovery and development process, and the very unfavorable external financing environment, as well as other uncertainties, the SGX Board determined that a combination with Lilly would be in the best interest of our stockholders.
Over the past five years, we’ve worked together with Eli Lilly on research and technology collaborations, which we understand have had a significant impact on Lilly’s drug discovery programs. One important aspect of our work with Lilly since April 2003 has been to apply our targeted-structure technology to key Lilly drug discovery targets to determine their three-dimensional structure. In addition, SGX researchers generate data on Lilly compounds that bind to drug targets, providing insights into their lead generation and optimization efforts.
In another aspect of our collaborative work, SGX has provided Lilly with access to the capabilities of our SGX synchrotron beamline facility at the Advanced Photon Source located at the Department of Energy’s Argonne National Laboratory in Chicago.
Through this arrangement, we have generated crystal structure data for many Lilly drug targets and compounds.
We have periodically over the years discussed with Lilly how we might expand our collaboration to a more strategic relationship in both our fragment-based drug discovery platform, which we call FAST, and a number of the targets in our drug discovery pipeline, including our MET program. A culmination of this relationship over the past five years is the realization of the potential for strategic combination that would meet Lilly’s goals and provide value for the stockholders of SGX.
I’d like to acknowledge the achievements of SGX Pharmaceuticals’ employees past and present. We appreciate their dedication efforts towards our mission of turning innovative discoveries into life-changing therapies. We can think of no better partner than Eli Lilly. With the resources and dedication of the Lilly team, there will be patients who will be beneficiaries of all our efforts.
In closing, we’d like to take a moment to summarize our current expectations regarding the next steps in the transaction. We’ll file a preliminary proxy with the SEC. We’re planning to do this in the following week. We will look to clear the preliminary proxy and commence mailing to stockholders and then hold a special stockholders’ meeting sometime in the third quarter of 2008.
So in closing, in light of the strategic rationale for this transaction and the attractive price offer to SGX stockholders, such price representing approximately 116% premium to the market based on today’s closing sales price, both of our companies look forward to a timely and efficient stockholder vote and closing process.
I’ll now open the call up for questions.
Q U E S T I O N S A N D A N S W E R S
Operator
(OPERATOR INSTRUCTIONS).
And your first question comes from the line of Glen Gechlik with Needham & Company. Please proceed.
Glen Gechlik - Needham & Company — Analyst
Mike, Todd, and Bonnie, congratulations on the merger.
Mike Grey - SGX Pharmaceuticals — President and CEO
Thank you, Glen.
Todd Myers - SGX Pharmaceuticals — CFO
Thanks, Glen.
Glen Gechlik - Needham & Company — Analyst

How do you think the merger will change your advance of priorities and development of the current clinical programs and those drugs in pre-clinical development?
Mike Grey - SGX Pharmaceuticals — President and CEO
Well, those are obviously discussions that we’re going to have with Lilly over the next several weeks between the signing of the merger agreement and closing. We know from the discussions we’ve had to date that a number of the programs or a number of the targets are of significant interest to Lilly, for example, our MET program, and a number of other of our — the targets in our pipeline are also of interest. I think scientists here have done a good job in selecting high-potential oncology targets. And naturally, a number of those will be of interest to Lilly.
Glen Gechlik - Needham & Company — Analyst
Thank you.
Operator
Your next question comes from the line of George Zavoico with Cantor Fitzgerald. Please proceed.
George Zavoico - Cantor Fitzgerald — Analyst
Hi, Mike, Todd, congratulations.
Mike Grey - SGX Pharmaceuticals — President and CEO
Thank you, George.
Todd Myers - SGX Pharmaceuticals — CFO
Thank you, George.
George Zavoico - Cantor Fitzgerald — Analyst
A couple of questions — what’s going to happen to the San Diego site? Is that going to close down? Are you going to integrate over in Indiana?
Mike Grey - SGX Pharmaceuticals — President and CEO
We’re not in a position to answer that at this point in time, George. I think, as you may know, Lilly has an existing presence in San Diego through the acquisition of AME, which took place in 2004. And as you’ll see in Lilly’s press release, they commented that — if I just get the quote accurately — enables them to expand their presence in the San Diego area.
So, I think that clearly in these types of transactions that there will be detailed discussions take place about a variety of matters. But I think Lilly’s made their intentions clear in the press release.
George Zavoico - Cantor Fitzgerald — Analyst
Okay. And is SGX going to — next question then about you as a subsidiary — are you going to be maintained as a subsidiary in sort of like the J&J model of having a number of subsidiaries? Or are you going to be folded in and SGX will in essence cease to exist?
Mike Grey - SGX Pharmaceuticals — President and CEO
Well, I think that it probably will exist as a subsidiary of Lilly. But we had really believed that our programs and technologies and platform can have — it will continue to have a profound impact across a number of Lilly interests. And obviously, one of the objectives of this combination is to maximize the impact that our activities can have on the Lilly pipeline. And so, I think in large measure we will be integrated into their activities.
George Zavoico - Cantor Fitzgerald — Analyst

And part of the benefit, obviously, of SGXP I suppose — there might be a better word than benefit — but is the human resources of SGXP. You guys are experts at structural biology. So, I presume that Lilly would like to retain as many of you as they can. Could you comment on that?
Mike Grey - SGX Pharmaceuticals — President and CEO
Well, clearly, I think that, as you recognize and so [does] Lilly, that whilst machines and robots and protocols are obviously valuable tools in a drug discovery process, the real benefit here is the human capital. And I think that we look forward to the incredibly skilled scientists within SGX being able to benefit from the broader and deeper range of resources and capabilities that Lilly will be able to bring to our programs and that the broader range of programs that we can apply our platform to.
George Zavoico - Cantor Fitzgerald — Analyst
Okay. And then, regarding the Novartis partnership, you basically handed over the initial group of BCR-ABL inhibitors to Novartis. And they’re pretty much — it’s up to them what they do with it. There’s no real entanglement as it were of Novartis in interfering with this deal, is there?
Mike Grey - SGX Pharmaceuticals — President and CEO
There is no entanglement of Novartis that interferes with this deal. We have the existing agreement with Novartis that provides for a range of eventualities, including one such as this. And there will be the appropriate discussions with Novartis and with Lilly as to the orderly progression of the BCR-ABL program.
George Zavoico - Cantor Fitzgerald — Analyst
Okay. And finally, regarding the Argonne site, how — I mean, that’s the Department of Energy. You guys don’t own it. You own — you have a space there that you use. And there are grants that you’re subject to in terms of fulfilling certain obligations and getting funded. How does this affect the relationship with the Department of Energy and Argonne?
Mike Grey - SGX Pharmaceuticals — President and CEO
We don’t believe it has an impact on that. We have an agreement with the Advanced Photon Source regarding our use of the beamline there. And that will continue.
George Zavoico - Cantor Fitzgerald — Analyst
All right, so it’s just basically a change of ownership. Everything — it sounds like everything else is pretty much going to stay stable.
Mike Grey - SGX Pharmaceuticals — President and CEO
Yes, it’s certainly business as usual in terms — for us and in a number of respects.
George Zavoico - Cantor Fitzgerald — Analyst
Okay. Great. Thanks and congratulations again.
Operator
Your next question comes from the line of Nathan Fischel with Dafna Capital. Please proceed.
Nathan Fischel - Dafna Capital — Analyst
Yes, good afternoon. I guess I wondered about the comment that while the premium sounds fairly high in percentage terms, recently we have seen higher premiums, particularly for companies with such depressed stock price.

Second, you have an accumulative loss of $180 million. And so again, buyout price of $64 million does not appear so favorable in that view. Could you perhaps describe the other strategic options you had, particularly partnership for the CMET program and why those would not have been more favorable in the longer term than this buyout?
Mike Grey - SGX Pharmaceuticals — President and CEO
So, Nathan, thanks for the question. We considered a number of different alternatives here, as I indicated in my prepared remarks. And obviously, we’ve looked at our partnering discussions. We took into account our cash position, the stage of our drug discovery and development programs, and also the financing environment.
And whilst you accurately quote from historical parameters there, the task that faced the officers and Board of this Company was to look at where the Company stood today looking forward and make the assessment as to what was in our [business] was in the best interest of SGX stockholders overall, and taking those various parameters into account and also the fact that this was a competitive process, believe that on balance this is the optimal outcome for SGX stockholders.
Nathan Fischel - Dafna Capital — Analyst
Again, just as an example, I mean, [Cozen], for example, recently was bought for 250% premium, which is still — I mean, you at 106% premium, you’re still far below the stock price that you had prior to the toxicity issue that occurred in your first CMET inhibitor. And that should not be a surprise. I mean, you have built an infrastructure in the drug discovery process. That kind of evaluation of it does not appear to be very high. And so kind of, I’m just still struggling with the fact that there were no other options or better options out there than a sellout at this stage.
Mike Grey - SGX Pharmaceuticals — President and CEO
I think one additional comment to make, Nathan — again, I understand your comment — is that it is typical in these situations.
We were — we had a financial advisor who carried out quite a thorough analysis using a number of different metrics. And whilst you refer to the DMS-Cozen deal, obviously looked at a wide range of different deals.
One could point to many deals where the premium was significantly lower than that which we described there. And I think that it’s always — they ought to make direct comparisons in stage of development, risk going forward.
Other factors in MET and other programs obviously contribute. And having engaged in the competitive process and identified what we believe is the optimal terms here, that’s the basis for our Board’s recommendation.
Nathan Fischel - Dafna Capital — Analyst
If I may ask, who represented you from the — as a financial advisor?
Mike Grey - SGX Pharmaceuticals — President and CEO
That’s Lazard.
Nathan Fischel - Dafna Capital — Analyst
Who? Lazard?
Mike Grey - SGX Pharmaceuticals — President and CEO
Lazard, yes. And as you’ll know from your experience that we will be filing a proxy in the near future. And there will be additional details regarding the very things we’ve been discussing disclosed in the proxy. And I think that that will provide a more detailed description of the various factors that I’ve outlined for you.
Nathan Fischel - Dafna Capital — Analyst

Yes, thank you very much. Thank you.
Mike Grey - SGX Pharmaceuticals — President and CEO
Thank you, Nathan.
Operator
(OPERATOR INSTRUCTIONS).
And you have no further questions at this time.
Mike Grey - SGX Pharmaceuticals — President and CEO
Okay. Well, thank you. I’d like to thank all those who have listened to our call and look forward to the ongoing interactions with our stockholders leading up to the stockholder meeting, which as I say we hope to hold between now and the end of the third quarter. So, thank you for your attention today. And thank you for your support of SGX over the years.
Operator
Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.